Exhibit 10.7
[HAWTHORN BANCSHARES LETTERHEAD]
[Date]

Dear                                         :
     Hawthorn Bancshares, Inc. (the “Company”) is a party to a Letter Agreement and accompanying Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Capital Purchase Program (“CPP”) established by the Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the Purchase Agreement, the Company issued and sold, and the Treasury purchased, shares of the Company’s preferred stock and warrants for the purchase of the Company’s common stock.
     As a condition to the Company’s continued participation in the CPP and as a requirement of the Treasury’s investment pursuant to the CPP, the Company is required to adopt and abide by the Treasury’s standards for executive compensation and corporate governance as set forth in Section 111(b) of EESA and in 31 C.F.R. Part 30. To comply with these requirements, and in consideration of the benefits received as a result of the Company’s participation in the CPP and your continued employment by the Company or its subsidiaries, and notwithstanding any other agreement or right set forth in any Benefit Plan (defined in Section 6 below), by signing this letter agreement you agree as follows:
     1. Prohibit Golden Parachute Payments. The Company is prohibited from making or accruing and shall not make or accrue any golden parachute payment to you if you are either a senior executive officer or one of the five most highly compensated employees of the Company.
     2. Bonus and Incentive Compensation Clawback. If you are either a senior executive officer or one of the twenty most highly compensated employees of the Company, any bonus or other incentive compensation paid to you is subject to recovery or “clawback” by the Company, and you agree to pay back to the Company such bonus or other incentive compensation, if all or any portion of such bonus or incentive compensation is based on materially inaccurate financial statements of earnings (including, without limitation, statements of earnings, revenues and gains), or any other materially inaccurate performance criteria, as such terms are defined and interpreted under 31 C.F.R. Part 30.
     3. Bonus Payments. The Company is prohibited from making and shall not make any bonus payment to you if you are one of the five most highly compensated employees of the Company. In addition, the Treasury will review bonuses, retention awards, and other compensation paid before February 17, 2009 to senior executive officers and the next twenty most highly compensated employees. Such payments are subject to recovery by the Treasury if the Treasury determines that a payment was inconsistent with the purposes of EESA section 111 or the CPP or otherwise contrary to the public interest.
     4. Tax Gross Up Payment. If you are either a senior executive officer or one of the twenty most highly compensated employees of the Company, you will not be entitled to receive from the Company any tax gross-up or other reimbursements for the payment of taxes.

     5. Effect of Restrictions. If you become contractually entitled to a golden parachute, tax gross up or bonus payment while the Company is participating in the CPP (and are prohibited from receiving such a payment due to the restrictions set forth above), you will not have a right to receive, and you will not receive, any such payment either (a) while the Company is a current participant in the CPP or (b) after the Company ceases to participate in the CPP. The Company’s repayment of all amounts owed to the Treasury will not revive any payment to which you would have otherwise been contractually entitled but for the Company’s participation in the CPP and this letter agreement.
     6. Amendment. You hereby acknowledge and agree that each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, including golden parachute, change of control, severance and employment agreements (collectively, “Benefit Plans”) with respect to you are each hereby deemed amended to the extent necessary to comply with the requirements of the CPP and as set forth in this letter agreement. In no event will any amendments to the Benefit Plans pursuant to this letter agreement trigger an adverse change in circumstances or such other adverse change as set forth in the Benefit Plans.
     7. Waiver. You voluntarily waive any claim against the Company for any changes to your compensation or benefits that are required to comply with the Department of the Treasury’s standards for executive compensation and corporate governance as set forth in Section 111(b) of EESA and in 31 C.F.R. Part 30. This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the aforementioned laws and regulations, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which such laws or regulations were adopted and any tort or constitutional claim about the effect of these laws or regulations on your employment with the Company.
     8. Definitions and Interpretation. This letter agreement shall be interpreted as follows:
     a) “bonus payment”, “golden parachute payment”, “gross up” and “senior executive officer” each has the meaning assigned to such terms in 31 C.F.R. §30.1.
     b) The determination of whether, and for what periods, you are a “senior executive officer” or one of the top 5 or top 20 most highly compensated employees of the Company will be made pursuant to 31 C.F.R. § 30.3.
     c) As used in this letter agreement, the term “Company” includes Hawthorn Bank and any other entities treated as a single employer with the Company, as such a determination is made under the definition of “TARP Recipient” in 31 C.F.R. § 30.1.
     d) This letter agreement is intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and 31 C.F.R. Part 30 (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter agreement).
     9. Miscellaneous. This letter agreement may be executed in two or more counterparts, each of which will be deemed to be an original. This letter agreement will be governed by and construed in accordance with the laws of Missouri. A signature transmitted by facsimile will be deemed an original signature. Except as set forth in paragraph 5, this letter agreement will automatically be of no further force and effect upon the Company ceasing to participate in the CPP and repaying all obligations to the Treasury arising from the Treasury’s financial assistance. [This letter agreement supersedes and replaces the prior agreement between you and the Company relating to executive compensation that was signed on December ___, 2008 (except that the waiver delivered in connection therewith is not superseded) — NOTE: only need this provision for SEOs that signed in December]

Sincerely, HAWTHORN BANCSHARES, INC.
By:
David T. Turner, President

AGREED TO AND ACCEPTED
THIS ___DAY OF ___, 20___,
INTENDING TO BE LEGALLY BOUND

Name:
Title:

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PARTIES TO FOREGOING LETTER AGREEMENT
Hawthorn Bancshares, Inc. has entered into letter agreements in the form of the foregoing letter agreement with each of the following senior executive officers and other highly compensated employees of Hawthorn Bancshares, Inc. or of its subsidiary bank:
          James E. Smith
          David T. Turner
          Richard G. Rose
          Kathleen L. Bruegenhemke

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